QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.8

CONSENT OF CIBC WORLD MARKETS INC.

January 19, 2010

We hereby consent to the references to our firm name and to our opinions contained under the headings "Summary — Opinion of CIBC", "Risk Factors — The fairness opinion obtained by WSI from its financial advisor will not reflect changes in circumstances between December 10, 2009, the date the fairness opinion was delivered, and the completion of the merger", "The Merger — Background of the Merger", "The Merger — WSI Reasons for the Merger; Recommendation of the Merger by the WSI Board of Directors", and "The Merger — Opinion of Financial Advisor to the WSI Board of Directors" in, and to the inclusion of the text of our opinion, dated December 10, 2009, as Appendix "E" to, the proxy statement of Waste Services, Inc., dated January 19, 2010 and to such references and such inclusion with respect to the Registration Statement on Form F-4, dated January 19, 2010, of IESI-BFC Ltd.

In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ CIBC World Markets Inc.

QuickLinks

  Exhibit 23.8
CONSENT OF CIBC WORLD MARKETS INC.